-------------
   FORM 4
-------------

[ ] Check   box   if  no                   U.S. SECURITIES AND EXCHANGE COMMISSION                      -------------------------
    longer   subject  to                           Washington, D.C. 20549                                      OMB APPROVAL
    Section 16 Form 4 or                                                                                -------------------------
    Form  5  obligations                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   OMB Number:  3235-0287
    may  continue.   See                                                                                Expires: September 30, 1998
    Instruction 1(b)                                                                                    Estimated average burden
                                                                                                        hours per response .. 0.5
 (Print or Type Responses)                                                                              -------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                       Section 30(f) of the Investment Company Act of 1940

-----------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
                                                                                          Issuer
Maydan,       Dan                         Electronics For Imaging, Inc. (EFII)                 (Check all applicable)
---------------------------------------   --------------------------------------------     X Director      __ 10% Owner
  (Last)     (First)     (Middle)         3. IRS or Social        4. Statement for        __ Officer       __ Other (specify below)
                                             Security of Reporting   Month/Year           (give title below)
Attn: Stock Services                         Person, if an entity    May 2000
303 Velocity Way                             (Voluntary)          --------------------  -------------------------------------------
---------------------------------------                           5. If Amendment,      7. Individual or Joint/Group Reporting
             (Street)          (Zip)                                 Date of original       X Form Filed by One Reporting Person
                                                                     (Month/Year)          __ Form Filed by More than One Reporting
                                                                                              Person
Foster City, CA 94404                                                                             (Check all applicable)
---------------------------------------   ----------------------- --------------------  -------------------------------------------
  (City)     (State)       (Zip)                 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                      2. Trans-    3. Trans   4. Securities Acquired (A)   5. Amount of   6. Owner-   7. Nature
     (Instr. 3)                              action       action     or Disposed of (D)           Securities     ship        of In-
                                             Date         Code       (Instr. 3, 4, and 5)         Beneficially   Form;       direct
                                                          (Instr.                                 Owned at       Direct      Bene-
                                                          8)                                      End of         (D) or      ficial
                                             (Month/                                              Issuer's                   Owner-
                                             Day/                                                 Fiscal         Indirect    ship
                                             Year)                  -------------------------     Year             (I)       (Instr.
                                                                                (A)               (Instr. 3      (Instr. 4)   4)
                                                                                 or               and 4)
                                                          Code    V   Amount    (D)     Price
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                               05/05/00         M         3,550      A       $13.7500                 D
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                               05/05/00         S         3,550      D       $53.5000   1,560         D
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see instruction 4(b)(v).             Page 1 of 2 pages     SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (continued)
                             Table II-Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g. puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative 2. Conver-  3. Trans- 4. Trans-  5. Number   6. Date     7. Title   8. Price  9.Number 10. Owner- 11. Nature
   Security (Instr. 3)    sion or     action    action     of Deri-    Exer-       and        of       of         ship       of
                          Exercise    Date      Code       vative      cisable     Amount     Deri-    deriv-     Form of    Indir-
                          Price of              (Inst.8)   Secur-      and         of         vative   ative      Deriv-     ect
                          Deri-       (Month/              ities       Expiration  Underl-    Secur-   Secur-     ative      Benef-
                          vative      Day/                 Acquired    Date        ying       ity      ities      Security   icial
                          Security    Year)                (A) or      (Month/     Secur-     (Instr.  Bene-      Direct     Owner-
                                                           Disposed    Day/        ities      5)       fically    (D) or     ship
                                                           of (D)      Year)       (Instr.             Owned      Indirect   (Instr.
                                                           (Instr.                 3 and 4)            at End     (I)        4)
                                                           3, 4,                                       of         (Instr. 4)
                                                           and 5)                                      Month
                                                                                                       (Instr. 4)
                                              Code  V    (A)   (D) Date  Expir         Amount or
                                                                   Exer- ation   Title Number of
                                                                   cis-   Date         Shares
                                                                   able
------------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                                     Common
(right to buy)          $13.7500   05/05/00    M              3,550 (1) 08/04/08 Stock   3,550           7,700        D
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option                                                                     Common
(right to buy)          $45.1880   02/01/00    A         25,000         01/31/10 Stock  25,000          25,000        D
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

(1)  This option becomes exercisable as to 25% of the shares on May 4, 1999, February 4, 2000, November 4, 2000, and August 4, 2001,
     respectively.

** International misstatements or ommissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: file three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                      /s/ Dan Maydan                     06/08/00
                                                                                      ________________________________   _________
                                                                                      ** Signature of Reporting Person     Date